Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (File No. 333-104572) on Form S-8 of WGL Holdings, Inc. of our report dated June 28, 2006, relating to the statements of net assets available for benefits of Washington Gas Light Company Savings Plan as December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets-held at end of year (Schedule H-Line 4i) as of December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 11-K of the Washington Gas Light Company Savings Plan.
/s/ Mitchell & Titus, LLP
Washington, D.C.
June 28, 2006